Exhibit 10.2

FOURTH AMENDMENT TO THE

RECEIVABLES PURCHASE AGREEMENT

This FOURTH AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of September 24, 2018, is entered into by and among the following parties:

(i)	DXC RECEIVABLES LLC (F/K/A CSC RECEIVABLES LLC), a Delaware limited liability company, as Seller (the “Seller”);

(ii)	DXC TECHNOLOGY COMPANY, a Nevada corporation, as Servicer (the “Servicer”);

(iii)	COMPUTER SCIENCES CORPORATION, a Nevada corporation, as Exiting Servicer (the “Exiting Servicer”);

(iv)	PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser, as Group Agent for its Purchaser Group and as Administrative Agent (in such capacity, the “Administrative Agent”);

(v)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Committed Purchaser and as Group Agent for its Purchaser Group;

(vi)	MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as a Committed Purchaser and as Group Agent for its Purchaser Group;

(vii)	FIFTH THIRD BANK, as a Committed Purchaser and as Group Agent for its Purchaser Group;

(viii)	MIZUHO BANK, LTD., as a Committed Purchaser and as Group Agent for its Purchaser Group; and

(ix)	THE TORONTO DOMINION BANK, as a Committed Purchaser and as Group Agent for its Purchaser Group.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase Agreement described below.

BACKGROUND

A.    The parties hereto (other than the Servicer) have entered into a Receivables Purchase Agreement, dated as of December 21, 2016 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”).

B.    Concurrently herewith, the Seller, as buyer, the Servicer, the originators that are party thereto, the Exiting Servicer and Alliance-One Services, Inc., CSC Agility Platform, Inc., CSC Consulting, Inc., CSC Cybertek Corporation, Mynd Corporation and PDA Software

Services LLC (collectively, the “Exiting Originators”), are entering into that certain Second Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “Purchase and Sale Agreement Amendment”).

C.      Concurrently herewith, DXC Technology Company, a Nevada corporation, as Performance Guarantor, is entering into that certain Amended and Restated Performance Guaranty, dated as of the date hereof (the “Amended Performance Guaranty”).

D.      Concurrently herewith, the parties hereto (other than the Exiting Servicer) and PNC Capital Markets LLC, as Structuring Agent, are entering into that certain Fourth Amended and Restated Fee Letter, dated as of the date hereof (the “Amended Fee Letter”).

E.      Concurrently herewith, the Seller, the Servicer, the Administrative Agent and PNC Bank, National Association, as blocked account bank, are entering into that certain Amended and Restated Deposit Account Control Agreement, dated as of the date hereof (the “Amended Deposit Account Control Agreement”).

F.      Concurrently herewith, the Exiting Originators and the Seller, are entering into that certain Assignment Agreement, dated as of the date hereof (the “Assignment Agreement”), whereby the Seller agrees to sell outstanding Receivables originated by the Exiting Originators to the Exiting Originators.

G.      Concurrently herewith, DXC Technology Services LLC, a Delaware limited liability company (“DXC Technology Services”), as purchaser, and the Exiting Servicer, as seller, are entering into that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Membership Interest Purchase Agreement”) whereby the Exiting Servicer agrees to sell to DXC Technology Services, and DXC Technology Services has agreed to purchase from the Exiting Servicer all of the issued and outstanding membership interest of the Seller.

H.      Concurrently herewith, DXC Technology Services, as member, and the board of directors of the Seller are entering into that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof (the “Amended LLC Agreement”, together with the Member Interest Purchase Agreement, Purchase and Sale Agreement Amendment, Amended Performance Guaranty, Amended Fee Letter, Amended Deposit Account Control Agreement and Assignment Agreement, the “Amended Documents”).

I.       Effective as of the date hereof (such date, the “Subject Name Change Date”), the Seller amended its name from “CSC Receivables LLC” to “DXC Receivables LLC” (such name change, the “Subject Name Change”).

J.       The parties hereto desire to amend the Receivables Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    Release of Exiting Servicer; Joinder of Servicer.

(a)      Release of Exiting Servicer. The parties hereto hereby agree that upon the effectiveness of this Amendment, the Exiting Servicer shall no longer be a party to the Receivables Purchase Agreement or any other Transaction Document and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of the Receivables Purchase Agreement or such other Transaction Document).

(b)      Delegation and Assumption of Exiting Servicer’s Obligations. Effective immediately prior to the removal of the Exiting Servicer as a party to the Receivables Purchase Agreement pursuant to clause (a) above, the Exiting Servicer hereby delegates to the Servicer, and the Servicer hereby assumes, all of the Exiting Servicer’s duties, obligations and liabilities under the Receivables Purchase Agreement and each of the other Transaction Documents.

(c)      Joinder of Servicer. Effective as of the date hereof, the Servicer hereby becomes a party to the Receivables Purchase Agreement as the Servicer thereunder with all the rights, interests, duties and obligations of the Servicer set forth therein.

(d)      Consent. Each of the parties hereto acknowledges, consents and agrees to the joinder of the Servicer as a party to the Receivables Purchase Agreement pursuant to clause (c) and waives any otherwise applicable conditions precedent thereto under the Receivables Purchase Agreement and the other Transactions Documents (other than as set forth herein).

SECTION 2.    Notices and Consents.

(a)      Notice of Name Change. The Seller hereby provides notice of the Subject Name Change on the Subject Name Change Date and requests that each of the parties hereto acknowledge and consent to the Subject Name Change effective as of the Subject Name Change Date.

(b)      Consent to Subject Name Change. Each of the parties hereto acknowledges, consents and agrees to the Subject Name Change as of the Subject Name Change Date and waives any otherwise applicable conditions precedent thereto under the Receivables Purchase Agreement and the other Transactions Documents (other than as set forth herein).

(c)      Notice of Amendments to Transaction Documents. The Seller hereby provides notice of its entry into the Amended Documents along with duly executed copies of each Amended Document and requests that each of the parties hereto acknowledge and consent to the execution of the Amended Documents.

(d)      Consent to Amended Documents. Each of the parties hereto acknowledges, consents and agrees to the terms of each of the Amended Documents and waives any otherwise applicable conditions precedent thereto under the Receivables Purchase Agreement and the other Transactions Documents (other than as set forth herein).

SECTION 3.    Amendments to the Receivables Purchase Agreement.

(a)      The Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.

(b)      Exhibit F of the Receivables Purchase Agreement is hereby replaced in its entirety with the exhibit attached hereto as Exhibit F.

SECTION 3.    Representations and Warranties of the Seller and Servicer. Each of the Seller and the Servicer hereby represents and warrants, as to itself, to the Administrative Agent, each Purchaser and each Group Agent, as follows:

(a)      Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties made by such Person in the Transaction Documents to which it is a party are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)      Enforceability. This Amendment and each other Transaction Document to which it is a party, as amended hereby, constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(c)      No Termination Event. No event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event.

SECTION 4.    Effect of Amendment. All provisions of the Receivables Purchase Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

SECTION 5.    Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions precedent:

(a)      Execution of Amendment. The Administrative Agent shall have received counterparts duly executed by each of the parties hereto.

(b)      Execution of Amended Documents. The Administrative Agent shall have received counterparts of each Amended Document duly executed by each of the parties thereto.

(c)      Opinions of Counsel; Officer’s Certificates, Etc. The Administrative Agent shall have received such opinions of counsel, documents, officer’s certificates, certificates of good standing, financing statement amendments and lien search results as it may reasonably request.

SECTION 6.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.    GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 8.    Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

DXC RECEIVABLES LLC, as Seller

By: /s/ H.C. Charles Diao
Name: H.C. Charles Diao
Title: President and Treasurer

DXC TECHNOLOGY COMPANY, as Servicer

By: /s/ H.C. Charles Diao
Name: H.C. Charles Diao
Title: Vice President, Finance and Corporate
Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: /s/ Christopher Blaney
Name: Christopher Blaney
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser

By: /s/ Christopher Blaney
Name: Christopher Blaney
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for its Purchaser Group

By: /s/ Christopher Blaney
Name: Christopher Blaney
Title: Senior Vice President

WELLS FARGO, NATIONAL ASSOCIATION, as a Committed Purchaser

By: /s/ Eero Maki
Name: Eero Maki
Title: Managing Director

WELLS FARGO, NATIONAL ASSOCIATION, as Group Agent for its Purchaser Group

By: /s/ Eero Maki
Name: Eero Maki
Title: Managing Director

MUFG BANK, LTD., as a Committed Purchaser

By: /s/ Eric Williams
Name: Eric Williams
Title: Managing Director

MUFG BANK, LTD.,
as Group Agent for its Purchaser Group

By: /s/ Eric Williams
Name: Eric Williams
Title: Managing Director

FIFTH THIRD BANK, as a Committed Purchaser

By: /s/ Patrick Berning
Name: Patrick Berning
Title: Principal

FIFTH THIRD BANK, as Group Agent for its Purchaser Group

By: /s/ Patrick Berning
Name: Patrick Berning
Title: Principal

MIZUHO BANK, LTD., as a Committed Purchaser

By: /s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

MIZUHO BANK, LTD., as Group Agent for its Purchaser Group

By: /s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

THE TORONTO DOMINION BANK, as a Committed Purchaser

By: /s/ Bradley Purkis
Name: Bradley Purkis
Title: Managing Director

THE TORONTO DOMINION BANK, as Group Agent for its Purchaser Group

By: /s/ Bradley Purkis
Name: Bradley Purkis
Title: Managing Director

COMPUTER SCIENCES CORPORATION, as Exiting Servicer

By: /s/ H.C. Charles Diao
Name: H.C. Charles Diao
Title: President and Treasurer

Exhibit A

AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

Exhibit A to the ~~Third~~Fourth Amendment, dated as of ~~August  22,~~September 24, 2018

Conformed through the Fourth Amendment, dated as of September 24, 2018

Conformed through the Third Amendment, dated as of August 22, 2018

Conformed through Second Amendment, dated as of September 15, 2017

Conformed through First Amendment, dated as of January 24, 2017

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 21, 2016

by and among

~~CSC~~DXC RECEIVABLES LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

~~COMPUTER SCIENCES CORPORATION,~~DXC TECHNOLOGY COMPANY,

as ~~initial~~ Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

			Page

ARTICLE I	DEFINITIONS		1

SECTION	1.01.	Certain Defined Terms	1

SECTION	1.02.	Other Interpretative Matters	32

ARTICLE II	TERMS OF THE PURCHASES AND INVESTMENTS		33

SECTION	2.01.	Purchase Facility	33

SECTION	2.02.	Making Investments; Return of Capital	35

SECTION	2.03.	Yield and Fees	37

SECTION	2.04.	Records of Investments and Capital	37

SECTION	2.05.	Selection of Yield Rates	37

SECTION	2.06.	Defaulting Purchasers and Exiting Purchasers	38

SECTION	2.07.	Increase in Facility Limit	39

ARTICLE III	NON-REINVESTMENT EVENTS		39

SECTION	3.01.	Non-Reinvestment Events	39

ARTICLE IV	SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS		40

SECTION	4.01.	Settlement Procedures	40

SECTION	4.02.	Payments and Computations, Etc	43

ARTICLE V	INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY

	AND BACK-UP SECURITY INTEREST		44

SECTION	5.01.	Increased Costs	44

SECTION	5.02.	Funding Losses	~~46~~45

SECTION	5.03.	Taxes	46

SECTION	5.04.	Inability to Determine Adjusted LIBOR or LMIR; Change in Legality	50

SECTION	5.05.	Back-Up Security Interest	51

SECTION	5.06.	Successor Adjusted LIBOR or LMIR Index	52

ARTICLE VI	CONDITIONS TO EFFECTIVENESS AND INVESTMENTS		53

SECTION	6.01.	Conditions Precedent to Effectiveness and the Initial Investment	53

SECTION	6.02.	Conditions Precedent to All Investments	53

SECTION	6.03.	Conditions Precedent to All Releases	54

ARTICLE VII	REPRESENTATIONS AND WARRANTIES		55

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(continued)

			Page

SECTION	7.01.	Representations and Warranties of the Seller	55

SECTION	7.02.	Representations and Warranties of the Servicer	60

ARTICLE VIII	COVENANTS		65

SECTION	8.01.	Covenants of the Seller	65

SECTION	8.02.	Covenants of the Servicer	~~73~~72

SECTION	8.03.	Separate Existence of the Seller	79

ARTICLE IX	ADMINISTRATION AND COLLECTION OF RECEIVABLES		~~83~~82

SECTION	9.01.	Appointment of the Servicer	~~83~~82

SECTION	9.02.	Duties of the Servicer	84

SECTION	9.03.	Blocked Account Arrangements	~~85~~84

SECTION	9.04.	Enforcement Rights	85

SECTION	9.05.	Responsibilities of the Seller	86

SECTION	9.06.	Servicing Fee	87

ARTICLE X	EVENTS OF TERMINATION		87

SECTION	10.01.	Events of Termination	87

ARTICLE XI	THE ADMINISTRATIVE AGENT		~~91~~90

SECTION	11.01.	Authorization and Action	~~91~~90

SECTION	11.02.	Administrative Agent’s Reliance, Etc	91

SECTION	11.03.	Administrative Agent and Affiliates	91

SECTION	11.04.	Indemnification of Administrative Agent	~~92~~91

SECTION	11.05.	Delegation of Duties	92

SECTION	11.06.	Action or Inaction by Administrative Agent	92

SECTION	11.07.	Notice of Events of Termination or Non-Reinvestment

		Events; Action by Administrative Agent	92

SECTION	11.08.	Non-Reliance on Administrative Agent and Other Parties	~~93~~92

SECTION	11.09.	Successor Administrative Agent	93

SECTION	11.10.	Structuring Agent	~~94~~93

ARTICLE XII	THE GROUP AGENTS		94

SECTION	12.01.	Authorization and Action	94

SECTION	12.02.	Group Agent’s Reliance, Etc	94

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(continued)

			Page

SECTION	12.03.	Group Agent and Affiliates	~~95~~94

SECTION	12.04.	Indemnification of Group Agents	95

SECTION	12.05.	Delegation of Duties	95

SECTION	12.06.	Notice of Events of Termination and Non-Reinvestment

		Events	95

SECTION	12.07.	Non-Reliance on Group Agent and Other Parties	~~96~~95

SECTION	12.08.	Successor Group Agent	96

SECTION	12.09.	Reliance on Group Agent	96

ARTICLE XIII	INDEMNIFICATION		96

SECTION	13.01.	Indemnities by the Seller	96

SECTION	13.02.	Indemnification by the Servicer	99

ARTICLE XIV	MISCELLANEOUS		~~101~~100

SECTION	14.01.	Amendments, Etc	~~101~~100

SECTION	14.02.	Notices, Etc	~~102~~101

SECTION	14.03.	Assignability; Addition of Purchasers	102

SECTION	14.04.	Costs and Expenses	105

SECTION	14.05.	No Proceedings; Limitation on Payments	~~106~~105

SECTION	14.06.	Confidentiality	106

SECTION	14.07.	GOVERNING LAW	108

SECTION	14.08.	Execution in Counterparts	108

SECTION	14.09.	Integration; Binding Effect; Survival of Termination	108

SECTION	14.10.	CONSENT TO JURISDICTION	~~109~~108

SECTION	14.11.	WAIVER OF JURY TRIAL	109

SECTION	14.12.	Ratable Payments	109

SECTION	14.13.	Limitation of Liability	~~110~~109

SECTION	14.14.	Intent of the Parties	110

SECTION	14.15.	USA Patriot Act	110

SECTION	14.16.	Right of Setoff	~~111~~110

SECTION	14.17.	Severability	111

SECTION	14.18.	Mutual Negotiations	111

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 21, 2016 by and among the following parties:

(i)     ~~CSC~~DXC RECEIVABLES LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)    the Persons from time to time party hereto as Purchasers and as Group Agents;

(iii)     PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)     ~~COMPUTER SCIENCES CORPORATION~~DXC TECHNOLOGY COMPANY, a Nevada corporation, in its individual capacity (“~~CSC~~DXC”) and as ~~initial~~ Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Seller desires to sell the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions, set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Blocked Account Bank, governing the terms of the related Blocked Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Blocked Account Bank without the written consent of the Administrative Agent or upon no less than thirty (30) days prior written notice to the Administrative Agent.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time minus (b) the Total Reserves at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a)     ~~CSC~~DXC Technology Services LLC ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims;

(b)    Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator ~~(except with respect to any senior participating preferred shares issued by CSC Consulting, Inc.)~~ free and clear of all Adverse Claims;

(c)    any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; or

(d)    with respect to Parent, the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Parent (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of Parent entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided that if Parent shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after Parent shall become such a wholly owned subsidiary of such Person, substantially identical to that of Parent immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be a Change in Control as defined herein unless

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the beneficial ownership of such Holding Company shall be acquired as set forth in this clause (d).

~~provided, that the Subject HP Merger shall not constitute a “Change in Control” pursuant to this clause (d).~~

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a)    the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 21, 2016.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means each account listed on Schedule II-A to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the applicable Originator identified on Schedule II-A) and maintained at a bank or other financial institution acting as a Collection Account Bank for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price for goods or services under the related Contract, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable

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and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Percentage” means (i) for any Group A Obligor, 15.00%, (ii) for any Group B Obligor, 12.50%, (iii) for any Group C Obligor, 7.50%, (iv) for the Group D Obligor (together with its Affiliates) with the largest Obligor Percentage of all Group D Obligors, 7.00% and (v) for any other Group D Obligor, 4.00%.

“Concentration Reserve Percentage” means the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors and (c) the largest Obligor Percentage of the Group B Obligors.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 11, 2013, by and among ~~CSC~~Computer Sciences Corporation, as borrower, the financial institutions listed therein as lenders and Citibank, N.A., as administrative agent for the lenders thereunder, as amended by Amendment No. 1 to the Credit Agreement, dated as of April 21, 2016 and Amendment No. 2 to the Credit Agreement, dated as of June 21, 2016, as supplemented by Incremental Assumption Agreement, dated as of June 15, 2016, Second Incremental Assumption Agreement, dated as of July 25, 2016 and Third Incremental Assumption Agreement, dated as of December 30, 2016, as further amended and assigned by

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~~CSC~~Computer Sciences Corporation to DXC by Waiver and Amendment No. 3 to the Credit Agreement, dated as of February 17, 2017, and as further amended, restated, supplemented or otherwise modified prior to the date hereof, as further supplemented by that certain Fourth Incremental Assumption Agreement, dated as of April 3, 2017, and as further supplemented by that certain Fifth Incremental Assumption Agreement, dated as of September 27, 2017 (and as further amended, restated, supplemented or otherwise modified from time to time).

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Risk Retention Rules” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, and (ii) Articles 404-410 of the EU Capital Requirements Regulation (including Article 122a of the Banking Consolidation Directive), in each case, together with the rules and regulations thereunder.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt; provided, that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of any Person so long as (A) recourse of such borrowings is limited to such policies and the proceeds thereof and (B) any value assigned to such policies on the consolidated financial statements of such Person is net of the amount of such borrowings.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:            (a) the aggregate Outstanding Balance of all Pool Receivables that first

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“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

~~“Everett” means Everett Spinco, Inc., a Delaware corporation with Federal Employer Identification Number 61-1800317.~~

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)     the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the product of (x) 50.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 60 days but not more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) 7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(d)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) 7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(e)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables due from a state or local governmental entity, over (ii) the product of (x) 7.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(f)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables owing from the four (4) Group D Obligors (each, together with its respective Affiliates) with the four (4) largest Obligor Percentages of all Group D Obligors, over (ii) the product of (x) 16.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(g)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Offset Reserve Amount” means, at any time during any Fiscal Month, an amount equal to (a) if Performance Guarantor then has both a long-term issuer credit rating of BBB- or better by S&P and a senior unsecured long-term rating of Baa3 or better by Moody’s, ~~the sum of (i)~~ the product of (x) 50.00%, times (y) the Deferred Revenue Amount ~~with respect to DXC Technology Services LLC for the immediately preceding Fiscal Month, plus (ii) the product of (x) 20.00%, times (y) the Deferred Revenue Amount with respect to each Originator other than DXC Technology Services LLC~~ for the immediately preceding Fiscal Month or (b) if Performance Guarantor lacks either such debt rating, the Deferred Revenue Amount for the immediately preceding Fiscal Month; provided, however, that clause (b) shall exclude any such liability or portion thereof that is not owed to or related to Obligors on Eligible Receivables and (ii) the amount (if any) by which (x) any such liability or portion thereof owed to or related to an Obligor on Eligible Receivables, exceeds (y) the aggregate Outstanding Balance of the Eligible Receivables owing by such Obligor. The Administrative Agent with the written consent of the Majority Group Agents may, from time-to-time and in their discretion by written notice to the Seller, increase or decrease the percentages specified in clause (a) above to any percentage not exceeding 100%, which increase or decrease shall be effective on and after the Monthly Settlement Date occurring in the Fiscal Month immediately following the Fiscal Month in which such notice is delivered to the Seller, and such increased or decreased percentages shall be used in calculating the Offset Reserve Amount (and the resulting Net Receivables Pool Balance) for the Fiscal Month immediately preceding such Monthly Settlement Date (including in the Information Package related to such Monthly Settlement Date); provided, however, that any decrease in such percentages shall not be effective without the prior written consent of all Group Agents.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the terms and conditions of the Purchase and Sale Agreement.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having    executed,

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller, as amended by the First Amendment to the Purchase and Sale Agreement, dated as of August 22, 2018, as further amended by the Second Amendment to the Purchase and Sale Agreement, dated as of September 24, 2018.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchaser Designated Reference Rate” is defined in Section 2.05.

“Purchaser Party” means each Purchaser, the Administration Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“Rating Agency Condition” means, when applicable, with respect to any Conduit Purchaser and any event or occurrence, receipt by the Administrative Agent (or the applicable Group Agent) of written confirmation from each Rating Agency then rating the Notes of such Conduit Purchaser that such event or occurrence shall not cause the rating on the then outstanding Notes of such Conduit Purchaser to be downgraded or withdrawn.

“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Performance Guarantor’s long-term issuer credit rating by S&P is below BB+; (ii) Performance Guarantor’s senior unsecured long-term rating by Moody’s is below Ba1 or (iii) Performance Guarantor does not have a senior unsecured long-term rating by Moody’s or a long-term issuer credit rating by S&P.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” shall not include any such right to payment of a monetary obligation that is an Excluded Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement prior to the Termination Date (other than a Receivable that has been repurchased or retransferred to an Originator pursuant to, and in accordance with, the Transaction Documents).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

~~“Subject HP Merger” means the implementation by CSC of a merger transaction in accordance with the Form S-4 filed by Everett with the SEC on November 2, 2016, which results in CSC being a wholly-owned subsidiary of Everett.~~

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Support Assets” has the meaning set forth in Section 5.05(a). For the avoidance of doubt, the Support Assets include all Sold Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 3.01 or Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event

Seller not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the beginning of any Yield Period. As of ~~August  22,~~September 24, 2018: (a) Adjusted LIBOR is the Purchaser Designated Reference Rate for each Purchaser in the Group for which MUFG Bank, Ltd. is the Group Agent and (b) LMIR is the Purchaser Designated Reference Rate for each Purchaser in the Group for which PNC Bank, National Association is the Group Agent, for each Purchaser in the Group for which Wells Fargo Bank, National Association is the Group Agent, for each Purchaser in the Group for which Fifth Third Bank is the Group Agent, for each Purchaser in the Group for which Mizuho Bank, Ltd. is the Group Agent and for each Purchaser in the Group for which The Toronto Dominion Bank is the Group Agent.

SECTION 2.06.    Defaulting Purchasers and Exiting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser or an Exiting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser or an Exiting Purchaser; provided, however, that only clause (d) below shall apply to an Exiting Purchaser that is not also a Defaulting Purchaser:

(a)     Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.

(b)     The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c)     In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Investments of the other Purchaser as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold such Investments in accordance with its ratable share; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

(d)     At any time there is more than one Purchaser, the Seller shall be permitted to replace any Purchaser that becomes a Defaulting Purchaser or an Exiting Purchaser; provided, however, that the Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts payable to the Administrative Agent hereunder and under each of the other Transaction Document; provided further that (i) such replaced Purchaser shall have received payment of an amount equal to the

ARTICLE III

NON-REINVESTMENT EVENTS

SECTION 3.01.     Non-Reinvestment Events. If any of the following events (each a “Non-Reinvestment Event”) shall occur:

(a)    as of the end of any Fiscal Month, the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 4.00%, (B) the Delinquency Ratio shall exceed ~~16.00~~12.00% or (C) the Dilution Ratio shall exceed 12.00%;

(b)    as of the end of any Fiscal Month, the Days’ Sales Outstanding shall exceed 65 days; or

(c)    the occurrence of a Ratings Event;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred).

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a)    The Servicer shall hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent during the continuance of an Event of Termination or a Non-Reinvestment Event, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Blocked Account, Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Seller from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement or (ii) amounts owing by the Seller to the Originators under the Subordinated Notes (each such release, a “Release”), which Release constitutes payment of the Deferred Purchase Price with respect to such Receivables. On each Settlement Date, the Servicer (or, following its assumption of control of the Blocked Account, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)    first, prior to the occurrence of the Termination Date, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other material agreement or instrument to which the Seller is a party, (ii) result in the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon any of the Support Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

(e)     Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the actual knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document to which the Seller is a party or any of the transactions contemplated hereby or thereby, (B) seeks to prevent the grant of a security interest in any Support Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivables or other Support Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(f)     Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect and filings with the SEC to the extent required by Applicable Law, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Support Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(g)     Margin Regulations. No proceeds of any Investment will be used by the Seller to purchase or carry any margin stock or extend credit to others for the purpose of purchasing or carrying any margin stock in any matter that violates or would cause a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(h)     Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.

(i)     Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is located at 1775 Tysons Boulevard, Tysons, Virginia 22102. The legal name of the Seller is ~~CSC~~DXC Receivables LLC.

(j)     Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the

Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(k)     Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by Parent with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Seller, the Seller represents only that such information was prepared in good faith by management of the Seller on the basis of assumptions believed by such management to be reasonable as of the time made.

(l)     Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(m)     Anti-Corruption Laws and Sanctions. The Seller has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Seller and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller and to the knowledge of the Seller its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Seller or to the knowledge of the Seller any of the directors or officers of the Seller or (ii) to the knowledge of the Seller, any employee or agent of the Seller that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. The Seller will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith. As of ~~August 22,~~September  24, 2018, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on

Receivables and (ii) has complied with all Applicable Laws in connection with servicing the Pool Receivables, except to the extent the failure to maintain such qualifications or comply with such Applicable Laws could not reasonably be expected to have a Material Adverse Effect.

(h)     Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by Parent with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Servicer, the Servicer represents only that such information was prepared in good faith by management of the Servicer on the basis of assumptions believed by such management to be reasonable as of the time made.

(i)     Location of Records. The offices where the ~~initial~~ Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 1775 Tysons Boulevard, Tysons, Virginia 22102.

(j)     Credit and Collection Policy.     The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(k)     Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(l)     Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(m)     Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(n)     Anti-Corruption Laws and Sanctions. ~~CSC~~DXC has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by ~~CSC~~DXC, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and ~~CSC~~DXC, its Subsidiaries and to the knowledge of ~~CSC~~DXC its directors, officers, employees and agents, are in compliance with

Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) ~~CSC~~DXC, any Subsidiary of ~~CSC~~DXC or to the knowledge of ~~CSC~~DXC any of the directors or officers of ~~CSC~~DXC, (ii) to the knowledge of ~~CSC~~DXC or such Subsidiary, any director or officer of any Subsidiary of ~~CSC~~DXC or (iii) to the knowledge of ~~CSC~~DXC, any employee or agent of ~~CSC~~DXC or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. ~~CSC~~DXC will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith.

(o)     Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(p)     Financial Condition. The audited consolidated balance sheet of the Servicer and its consolidated Subsidiaries as of April 1, 2016 and the related audited statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(q)     Bulk Sales Act.    No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law to which the Servicer is subject.

(r)     Taxes.    Except as disclosed in reports filed under the Exchange Act prior to the Closing Date, the Servicer has filed or caused to be filed all material tax returns (federal, state and local) required to be filed and paid all amounts of taxes shown thereon to be due, including interest and penalties, except (i) for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Servicer in accordance with GAAP as reasonably determined by the Servicer or (ii) to the extent that the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

(s)     Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(t)     Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(u)     Collection Accounts. Each Collection Account and Lock-Box is in     the name of the applicable Originator identified on Schedule II-A, and such Originator owns and has good and marketable title to the applicable Collection Account and Lock-Box free and clear of any Adverse Claim (except for Permitted Adverse Claims).

(v)     Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package is delivered to the Administrative Agent or any Group Agent hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of such date) and (ii) no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing or will result from such Investment or Release.

(w)     ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Closing Date:

(i)     no ERISA Event has occurred or is reasonably expected to occur (other than premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to Parent or its ERISA Affiliates of more than $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 8.02(b)(v);

(ii)     Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and, to the best knowledge of ~~CSC~~DXC, accurate and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole;

(iii)     as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to Parent or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all    Multiemployer

Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $250,000,000;

(iv) Parent and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole;

(v) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of ~~CSC~~DXC’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole; and

(vi) neither Parent nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to Parent or its ERISA Affiliates of more than $250,000,000.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Seller.        At all times from the Closing Date until the Final Payout Date:

(a)     Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b)     Existence.    The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to ~~CSC~~DXC (in accordance with this Section 9.01) of the designation of a new Servicer, ~~CSC~~DXC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed ~~CSC~~DXC or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, ~~CSC~~DXC agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and ~~CSC~~DXC shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security. The Servicer shall not be required, to the extent it has an ownership interest in any hardware, software or licenses, to transfer, assign, set-over or otherwise convey such ownership interests to the Administrative Agent. In recognition of the Servicer’s need to have access to any records that may be transferred to the Administrative Agent (or its designee), whether as a result of its continuing responsibility as a servicer of accounts receivable that are not sold under the Transaction Documents or otherwise, the Administrative Agent (or its designee) shall provide to the Servicer reasonable access to such records in connection with any activity arising in the ordinary course of the Servicer’s business; provided, that the Servicer shall not disrupt or otherwise interfere with the Administrative Agent’s (or its designee’s) use of and access to such records.

(c) ~~CSC~~DXC acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on ~~CSC~~DXC’s agreement to act as Servicer hereunder. Accordingly, ~~CSC~~DXC agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Support Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b)    ~~CSC~~DXC hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, ~~CSC~~DXC shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that ~~CSC~~DXC conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to ~~CSC~~DXC its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a)     Subject to clause (b) below, the Seller shall pay the Servicer a fee     (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)     If the Servicer ceases to be ~~CSC~~DXC or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF TERMINATION

SECTION 10.01. Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a)    (i) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Termination under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days after the earlier to occur of (A) written notice thereof having been given to the Seller, any Originator, the Performance Guarantor or the Servicer by the Administrative Agent or any Purchaser or (B) actual knowledge thereof by the Seller, any Originator, the Performance Guarantor or the Servicer of such failure; (ii) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document

(including, for the avoidance of doubt, any remittance required to be made from a Collection Account or Lock-Box to a Blocked Account pursuant to Section 8.01(h) or 8.02(f)) and such failure shall continue unremedied for two (2) Business Days or (iii) ~~CSC~~DXC shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)     any representation or warranty made or deemed made by the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document (unless such representation or warranty relates solely to one or more specific Pool Receivables and Seller makes a Deemed Collection payment with respect to such Pool Receivable in accordance with Section 4.01(d)), shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such circumstance shall not constitute an Event of Termination pursuant to this clause (b) if, solely to the extent capable of cure, such breach is cured promptly (but not later than fifteen (15) days);

(c)     the Seller or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)     this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Support Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(e)     the Seller, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Seller, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)     a Change in Control shall occur;

(g)     a Capital Coverage Deficit shall occur, and shall not have been cured within three (3) Business Days;

(h)     (i) the Seller shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity,

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

~~CSC~~DXC RECEIVABLES LLC

By:
Name:
Title:

~~COMPUTER SCIENCES CORPORATION~~DXC TECHNOLOGY COMPANY, as the Servicer

By:
Name:
Title:

S- 1	Receivables Purchase Agreement

EXHIBIT A

Form of Investment Request

[Letterhead of Seller]

[Date]

[Administrative Agent]

[Group Agents]

Re:    Investment Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among ~~CSC~~DXC Receivables LLC (the “Seller”), ~~Computer Sciences Corporation~~DXC Technology Company, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement.    The Seller hereby requests an Investment of Capital in the aggregate amount of[$            ] to be made on [                , 20    ] (of which $[        ] of Capital will be funded by the PNC Group and $[     ] of Capital will be funded by the [ ] Group. Such Capital should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$            ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:

(i)     the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, and no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event would result from such Investment;

Exhibit A- 1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

~~CSC~~DXC Receivables LLC

By:
Name:
Title:

Exhibit A- 3

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF SELLER]

[Date]

[Administrative Agent]

[Group Agents]

Re:                                                         Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among ~~CSC~~DXC Receivables LLC, as seller (the “Seller”), ~~Computer Sciences Corporation~~DXC Technology Company, as Servicer (the “Servicer”), the Purchasers party thereto, and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall reduce the outstanding Capital of the Purchasers in the amount of [$                ] to be made on [                 , 201_]. After giving effect to such reduction, the Aggregate Capital will be [$                ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, and no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event would result from such reduction;

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such reduction;

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

~~CSC~~DXC RECEIVABLES LLC

By:
Name:
Title:

Exhibit C-3

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of                         , 20

Section 1.

Commitment assigned:	$[ ]
Assignor’s remaining Commitment:	$[ ]
Capital allocable to Commitment assigned:	$[ ]
Assignor’s remaining Capital:	$[ ]
Yield (if any) allocable to Capital assigned:	$[ ]
Yield (if any) allocable to Assignor’s remaining Capital:	$[ ]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [                ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Receivables Purchase Agreement, dated as of December 21, 2016 among ~~CSC~~DXC Receivables LLC, ~~Computer Sciences Corporation~~DXC Technology Company, as Servicer, the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C-1

ASSIGNOR:	[ ]

By:
Name:
Title

ASSIGNEE:	[ ]

By:
Name:
Title

[Address]

Accepted as of date first above written:
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:
Title:

~~CSC~~DXC RECEIVABLES LLC, as Seller

By:

Name:
Title:

~~COMPUTER SCIENCES CORPORATION,~~DXC TECHNOLOGY COMPANY, as Servicer

By:

Name:
Title:

Exhibit C-2

EXHIBIT D

[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                ,         ], is among ~~CSC~~DXC Receivables LLC (the “Seller”), [             ], as conduit purchaser (the “[                ] Conduit Purchaser”), [             ], as the Related Committed Purchaser (the “[             ] Committed Purchaser” and together with the Conduit Purchaser, the “[                ] Purchasers”), and    [             ], as group agent for the [                ] Purchasers (the “[         ] Group Agent” and together with the [                ] Purchasers, the “[             ] Group”).

BACKGROUND

The Seller and various others are parties to a certain Receivables Purchase Agreement, dated as of December 21, 2016 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Purchase Agreement.    The Seller desires [the [                ] Purchasers] [the [             ] Committed Purchaser] to [become a Group] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[             ] Purchasers] [[             ] Committed Purchaser] agree[s] to [become Purchasers within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [         ] Committed Purchaser hereto].

The Seller hereby represents and warrants to the [                ] Purchasers and the [             ] Group Agent as of the date hereof, as follows:

(i)    the representations and warranties of the Seller contained in Section 7.01 of the Receivables Purchase Agreement are true and correct in all material respects on and as of such date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii) the Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Seller and each member of the [                ] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 14.03(i) of the Receivables Purchase Agreement (including the

Exhibit D-1

~~CSC~~DXC RECEIVABLES LLC as Seller

By:

Name Printed:

Title:

~~COMPUTER SCIENCES CORPORATION~~DXC TECHNOLOGY COMPANY as Servicer

By:

Name Printed:

Title:

Exhibit D-4

EXHIBIT F

Form of Information Package

(Attached)

Exhibit E

EXHIBIT G

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of December 21, 2016 among ~~CSC~~DXC Receivables LLC (the “Seller”), ~~Computer Sciences Corporation~~DXC Technology Company, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.      I am the duly elected                         of the Servicer and am delivering this certificate in such capacity as                         of the Servicer and not in my individual capacity.

2.      I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller during the accounting period covered by the attached financial statements.

3.      The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.      Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.      Described below are the exceptions, if any, to paragraph 3 above by listing, in    detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit G-1

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.    Schedule of Compliance as of                                      , 20          with Section 8.02(a)(i) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:                            .

B.    The following financial statements of the Parent and its Subsidiaries for the period ending on         , 20    , are attached hereto:

Exhibit G-3

EXHIBIT H

Closing Memorandum

(Attached)

Exhibit H

EXHIBIT I

DPP Report

(Attached)

Exhibit H

SCHEDULE I

Groups And Commitments

Group of PNC Bank, National Association

Party	Capacity	Commitment

PNC Bank, National Association	Committed Purchaser	$150,000,000

PNC Bank, National Association	Group Agent	N/A

Group of Wells Fargo Bank, National Association

Party	Capacity	Commitment

Wells Fargo Bank, National Association	Committed Purchaser	$75,000,000

Wells Fargo Bank, National Association	Group Agent	N/A

Group of MUFG Bank, Ltd.

Party	Capacity	Commitment

MUFG Bank, Ltd.	Committed Purchaser	$150,000,000

MUFG Bank, Ltd.	Group Agent	N/A

Group of Fifth Third Bank

Party	Capacity	Commitment

Fifth Third Bank	Committed Purchaser	$75,000,000

Fifth Third Bank	Group Agent	N/A

Group of Mizuho Bank, Ltd.

Party	Capacity	Commitment

Mizuho Bank, Ltd.	Committed Purchaser	$75,000,000

Mizuho Bank, Ltd.	Group Agent	N/A

Schedule I- 1

SCHEDULE II-A

Lock-Boxes, Collection Accounts and Collection Account Banks

[Information Redacted]

Schedule II-A- 1

SCHEDULE II-B

Blocked Account and Blocked Account Bank

[Information Redacted]

Schedule II-B- 1

SCHEDULE III

Notice Addresses

(A)	in the case of the Seller, at the following address:

[Information Redacted]

(B)	in the case of the Servicer, at the following address:

[Information Redacted]

(C)	in the case of the Administrative Agent, at the following address:

[Information Redacted]

Schedule III- 1